Exhibit 99.1

Crimson Exploration Inc. Acquires West Texas Barnett Shale Acreage

    HOUSTON--(BUSINESS WIRE)--March 22, 2006--Crimson Exploration Inc. (OTCBB:CXPI) (the "Company") today announced that it has closed on the purchase of a 100% working interest (75% net revenue interest) in leases on approximately 22,000 undeveloped acres in Culberson County, Texas. The acreage, believed to contain producible reserves in the Barnett Shale and Atoka formations, is being acquired through Crimson's acquisition, by merger, of Core Natural Resources, Inc. ("Core"), a privately-held entity that was incorporated solely to hold the leases being acquired by the Company. Pursuant to the merger agreement, each issued and outstanding share of common stock of Core was converted into the right to receive (i) 5.39270725 shares of the common stock, par value $.001 per share, of the Company (the "Stock Consideration") and (ii) cash in an amount determined by dividing $706,123.25 by 600,000 (the "Cash Consideration," and, together with the Stock Consideration, the "Merger Consideration"). Pursuant to the merger agreement, the Company also assumed $2,045,258 of Core indebtedness that was paid off at the closing of the merger. The cash paid at closing was funded from cash on hand and temporary borrowings under Crimson's credit facility. As of the date of the merger agreement, 600,000 shares of Core Common Stock were issued and outstanding. The Company will issue approximately 3,235,624 shares of common stock of the Company as the Stock Consideration. In a separate transaction, the Company will also issue an additional 462,231 shares of common stock of the Company to a Core stockholder as consideration for the assignment of a 2% overriding royalty interest owned by that stockholder in the oil and gas leases of Core (giving Crimson a total 77% net revenue interest). All stock issued in conjunction with these transactions is restricted stock subject to resale limitations under Rule 144(a) of the Securities and Exchange Commission Act of 1934. Core stockholders were also granted certain limited piggyback registration rights.
    On the 22,000 net acres acquired, Crimson will be positioned to participate in numerous geologic plays in the area. The potential plays include the Barnett and Woodford gas shales, and the Atoka and Strawn sands. Crimson now has a balanced portfolio of high potential conventional prospects and fields and resource plays.
    Early indications from recent drilling activity in this area are that the area contains similar productive characteristics as the better known Fort Worth Basin Barnett Shale play. However, unlike the Fort Worth Basin, the Woodford and Atoka have also become viable exploratory targets.
    Though currently still in the early stages of delineation and development, the play in this area has gained tremendous momentum recently with the announcements by other operators of exploratory successes, adjacent drilling activity, and large acreage acquisitions over the past 6-12 months. During the past year there have been at least 8 wells drilled into these Barnett/Woodford and Atoka objectives within this portion of the Permian Basin and, per public company announcements of 2006 operational budgets, we fully expect this activity level to continue at the same levels as in 2005.
    Crimson's initial plans are to perform an extensive geologic and geophysical evaluation of the area to determine the optimal evaluation strategy for the Barnett/Woodford and other objectives. This study should be completed by the end of 2006 with initial drilling activity possible in the first half of 2007. The acquired leases expire in late 2010 and early 2011, so these evaluation efforts should benefit from enabling activity of others in the area, including infrastructure, and from advances in technology.
    We feel fortunate to have an opportunity to participate in this play going forward on a ground floor basis, and believe that the evaluation and appraisal of these leases will result in significant value creation over the next few years.
    Core Natural Resources, Inc. is not associated, related or affiliated with Core Laboratories LP. or its various divisions and subsidiaries.
    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future capital expenditures and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year-ended December 31, 2004 for a further discussion of these risks.

    CONTACT: Crimson Exploration Inc., Houston
             E. Joseph Grady, 281-820-1919